Exhibit 99.1

Anika Therapeutics Reports 17% Increase in Third Quarter Product Revenue

Company Reports Strong Initial Sales of ELEVESS in the U.S. Strong Domestic and European Sales Drive Increase in Joint Health Revenue

BEDFORD, Mass.--(BUSINESS WIRE)--November 3, 2008--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair based on hyaluronic acid (“HA”) technology, today reported strong revenue growth for the third quarter of 2008.

“This was another excellent quarter for Anika, as we executed on our strategic goals of bringing our ELEVESS product line to market and broadening our product portfolio and geographic reach in joint health therapies,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer. “It is clear to us that the significant investments we have made during the past year are positioning us well for continued strong revenue growth, not only domestically, but worldwide in each of the markets we serve.”

During the quarter, Anika expanded its global position in joint health therapies with the announcement of a new distribution agreement in Latin America for ORTHOVISC® and ORTHOVISC mini, as well as sales into the European Union for its single-injection osteoarthritis product MONOVISC™, for the relief of knee pain. Domestic revenue from its flagship ORTHOVISC product increased by 26 percent in the United States and Anika also reported strong initial revenue and positive market reception for its breakthrough cosmetic dermal filler product, ELEVESSTM.

Revenue

Anika’s product revenue increased by 17% to $8,524,000 for the third quarter of 2008, compared with $7,283,000 in the same period last year. Product revenue for the nine-month period of 2008 grew 30% to $24,770,000 from $18,989,000 in the nine-month period of 2007. The increase in product revenue for the quarter was primarily attributable to strong domestic and international revenue from the Company’s ORTHOVISC product line, as well as gains from its equine osteoarthritis product, HYVISC, and MONOVISC sales within the European Union.

Total revenue for the third quarter of 2008 increased 16% to $9,205,000, compared with $7,965,000 in the third quarter of 2007. Total revenue for the nine-month period of 2008 increased 26% to $26,814,000 compared with $21,203,000 for the same period in 2007.

Product Gross Margin

Product gross margin for the third quarter of 2008 increased to 59% from 57% in last year’s third quarter. For the nine-month period of 2008, product gross margin increased to 58% compared with 54% for the same period in 2007. The improvement in gross margin for both periods was due primarily to unit growth and strong domestic and international ORTHOVISC revenue as well as the impact of sales from our new products.

Other Operating Expenses

In accordance with the Company’s plans, research and development expense increased 60% to $1,801,000, compared with $1,256,000 for the same period last year, primarily due to clinical trials in the U.S. and Europe for MONOVISC, manufacturing scale-up activities for ELEVESS and MONOVISC, and development activities in joint health.

As planned, selling, general and administrative expense increased 41% to $2,567,000, compared with $1,821,000 for the same period last year, due to facility costs at Anika’s Bedford facility which commenced in May 1, 2007, increased personnel costs and marketing expenses in connection with new products in the joint health and aesthetic franchises, and higher professional costs related to strategic and corporate projects. Total operating expenses, excluding cost of product revenue, were $4,369,000 for the third quarter of 2008 compared with $2,947,000 for the third quarter of 2007. Total operating expenses, excluding cost of product revenue, for the nine-month period of 2008 were $13,470,000 compared with $8,081,000 for the same period in 2007.

Net Income

Net income for the third quarter of 2008 was $1,104,000, or $0.10 per diluted share, compared with $1,796,000, or $0.16 per diluted share, for the same period last year. Net income for the nine months of 2008 was $2,535,000, or $0.22 per diluted share, compared with $4,362,000, or $0.38 per diluted share, for the same period in 2007. The decrease in net income in the third quarter and nine-month periods of 2008 over last year was due to higher operating expenses, consistent with the company’s plans to invest in its new facility, product development and market expansion.

Other

Anika’s cash, cash equivalents and short-term investments at September 30, 2008 were $35,368,000, compared with $39,406,000 at December 31, 2007. The decrease reflects the Company’s investment in its new facility to increase capacity and upgrade its new product development capabilities. As of September 30, 2008, the Company has expended $27,000,000 of its $30,000,000 project capital budget, of which it has borrowed $8,000,000 under its facility related line-of-credit, and expects to borrow up to an additional $8,000,000 by the end of the year for a total debt outstanding of $16 million.

Management Commentary

“Our joint health franchise continues to be a key driver of Anika’s growth, with revenue from our flagship joint health product, ORTHOVISC, up 25 percent compared with the third quarter of 2007,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer. “During the quarter, we broadened our geographic reach for this product line with the establishment of a new Latin America distributor agreement with our long-time partner DePuy Mitek. Our recently launched MONOVISC single-injection osteoarthritis product is being well received in Europe. We recently completed a six-month clinical study in the EU with very positive preliminary data and are looking forward to introducing MONOVISC to additional European markets that are predisposed to a single-injection osteoarthritis treatment option. We also are making good progress on our U.S. pivotal trial for MONOVISC and expect to complete enrollment in the fourth quarter of this year.”

“Another highlight of the quarter was the fast launch of our ELEVESS cosmetic dermal filler in the U.S. with our partner Artes Medical,” continued Sherwood. “In less than two months, we achieved strong sales and are on track to reach our target of between $1.0 and $1.5 million in revenue for Anika by the end of the year. The product has been well received by both doctors and patients alike and we are very pleased with the capabilities of the Artes team in introducing this product to the marketplace. ELEVESS has generated great interest in other areas around the world, and shortly after the close of the quarter, we signed a distribution agreement for the fast-growing Canadian market, as well as recently announced agreements for Mexico, Chile, Peru and Korea.”

“In our other product lines, HYVISC for equine arthritis continued to outperform our expectations by posting a 28 percent increase in unit sales for the quarter. We are one of the recognized leaders in the field with this product and look forward to continued growth. Our ophthalmic surgery products, also considered the gold standard in the market, continued to perform well. We also are seeing interest in a number of markets for our INCERT® line of adhesion prevention products.”

“For the remainder of the year, we will continue to focus on growing our joint health franchise in the U.S. and around the globe, adding international distribution partners for ELEVESS, and making the investments needed to leverage our industry-leading HA technology into new products,” concluded Sherwood.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook on Tuesday, November 4, 2008, at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 800-295-4740 (International callers dial 617-614-3925) and use the passcode 25554560. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products include ORTHOVISC®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS™ family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC®, AMVISC® Plus, STAARVISC™-II and Shellgel™ injectable viscoelastic HA products for ophthalmic surgery; INCERT®, an HA-based anti-adhesive for surgical applications; ORTHOVISC® mini a treatment for osteoarthritis targeting small joints and available in Europe; MONOVISC™ a single-injection osteoarthritis product based on our proprietary cross-linking technology and also available in Europe; and next generation products for joint health and aesthetic dermatology based on the Company’s proprietary, chemically modified HA.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanded," "building," "continued," "progress," “plan(s),” "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," “expect,” “invest,” “signing,” “on track” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS™, (ii) product gross margin (iii) the company’s expectations concerning its MONOVISC product, (iv) statements concerning continued strong revenue growth from the current year’s expenditures on R&D and marketing, as well as our new facility buildout, (v)our expectations to complete enrollment in the U.S. MONOVISC clinical trial in the fourth quarter of 2008, and (vi) statements concerning market reception and revenue growth . These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2007 and on Form 10-Q for the periods ended March 31,and June 30, 2008, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Product revenue	$8,523,765	$7,283,129	$24,770,230	$18,989,133
Licensing, milestone and contract revenue	681,250	682,251	2,043,753	2,213,855
Total revenue	9,205,015	7,965,380	26,813,983	21,202,988

Operating expenses:
Cost of product revenue	3,504,986	3,138,307	10,365,586	8,655,010
Research & development	1,801,561	1,125,826	4,954,520	2,969,218
Selling, general & administrative	2,567,000	1,820,998	8,515,772	5,112,147
Total operating expenses	7,873,547	6,085,131	23,835,878	16,736,375
Income from operations	1,331,468	1,880,249	2,978,105	4,466,613
Interest income, net	130,486	550,014	477,767	1,692,622
Income before income taxes	1,461,954	2,430,263	3,455,872	6,159,235
Provision for income taxes	357,751	634,033	921,182	1,797,377
Net income	$1,104,203	$1,796,230	$2,534,690	$4,361,858
Basic net income per share:
Net income	$0.10	$0.16	$0.22	$0.40
Basic weighted average common shares outstanding	11,329,422	11,152,686	11,294,928	11,018,208
Diluted net income per share:
Net income	$0.10	$0.16	$0.22	$0.38
Diluted weighted average common shares outstanding	11,485,989	11,568,074	11,479,797	11,438,673

Anika Therapeutics, Inc. and Subsidiary
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$35,368,244	$35,903,569
Short-term investments	—	3,501,974
Accounts receivable, net	6,529,709	5,795,973
Inventories	5,040,565	4,390,118
Current portion deferred income taxes	1,657,007	1,657,007
Prepaid expenses and other	332,283	1,194,081
Total current assets	48,927,808	52,442,722
Property and equipment, at cost	41,179,203	28,101,422
Less: accumulated depreciation	(9,852,157)	(8,731,706)
	31,327,046	19,369,716
Long-term deposits and other	561,334	433,081
Intangible asset, net	950,981	995,098
Deferred income taxes	6,524,229	6,256,067
Total Assets	$88,291,398	$79,496,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$2,736,450	$4,866,619
Accrued expenses	2,768,668	2,760,010
Deferred revenue, current	2,813,024	2,806,778
Income taxes payable	494,067	203,954
Other long-term liabilities	729,271	398,365
Long-term deferred revenue	11,475,001	13,500,001
Long-term debt	8,000,000	-
Total liabilities	29,016,481	24,535,727
Stockholders’ equity
Preferred stock	—	—
Common stock	113,534	112,233
Additional paid-in-capital	42,473,909	40,695,940
Retained earnings	16,687,474	14,152,784
Total stockholders’ equity	59,274,917	54,960,957
Total Liabilities and Stockholders’ Equity	$88,291,398	$79,496,684

Anika Therapeutics, Inc. and Subsidiary
Supplemental Financial Data -
(unaudited)

Product Gross Margin and Revenue by Product Line

	Quarter Ended				Nine Months Ended
	September 30,				September 30,
	2008	% Ttl	2007	% Ttl	2008	% Ttl	2007	% Ttl
Ophthalmic	$2,703,095	32%	$2,893,906	40%	$8,283,984	33%	$8,068,611	42%
Joint Health	4,676,247	55%	3,596,395	49%	13,563,901	55%	8,894,752	47%
Veterinary	706,553	8%	552,773	8%	2,427,570	10%	1,682,870	9%
Aesthetics	383,320	4%	222,220	3%	399,370	2%	224,220	1%
Other	54,550	1%	17,835	0%	95,405	0%	118,680	1%
	$8,523,765	100%	$7,283,129	100%	$24,770,230	100%	$18,989,133	100%

Product gross profit	$5,018,779		$4,144,822		$14,404,644		$10,334,123
Product gross margin	59%		57%		58%		54%

Product Revenue by Geography

	Quarter Ended				Nine Months Ended
	September 30,				September 30,
	2008	% Ttl	2007	% Ttl	2008	% Ttl	2007	% Ttl
Domestic	$6,062,837	71%	$5,057,754	69%	$18,180,180	73%	$14,176,658	75%
International	2,460,928	29%	2,225,375	31%	6,590,050	27%	4,812,475	25%
	$8,523,765	100%	$7,283,129	100%	$24,770,230	100%	$18,989,133	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Kevin W. Quinlan, CFO, 781-457-9000